Federal Signal Q4 2016 Earnings Call February 28, 2017 Jennifer Sherman, President & Chief Executive Officer Brian Cooper, SVP, Chief Financial Officer

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments and other risks and uncertainties described in our filings with the Securities and Exchange Commission. This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein and in our earnings news release provided as of the date of this presentation. 2

Full-Year Financial Highlights * 3 * Comparisons versus full year 2015, unless otherwise noted • Net sales of $708 M, down 8% • Operating income of $57.7 M, compared to $103.2 M  Includes recognition of $3.9 M of purchase accounting expense effects, $1.4 M of acquisition related costs and $1.7 M of restructuring charges • Operating margin of 8.2%, down from 13.4%  Adjusted operating margin of 9.1%, down from 13.5% • GAAP EPS of $0.64, compared to $1.04 • Adjusted EPS of $0.69, compared to $1.02 • Orders of $674 M, down 2%

Q4 Highlights * • Net sales of $176 M, down 6% • Operating income of $13.8 M, compared to $24.3 M  Includes recognition of $0.9 M of purchase accounting expense effects, $0.2 M of acquisition related costs and $0.1 M of restructuring charges • Operating margin of 7.8%, down from 13.0%  Adjusted operating margin of 8.5%, down from 13.0% • GAAP EPS of $0.20, compared to $0.27 • Adjusted EPS of $0.16, compared to $0.25 • Orders of $165 M, down 8% • Backlog of $137 M, down from $149 M at Q3 of 2016 4 * Comparisons versus Q4 of 2015, unless otherwise noted

5 Group and Corporate Results $ millions, except % Q4 2016 Q4 2015 % Change ESG Orders 120.3 120.2 0% Sales 121.6 124.3 -2% Operating income 10.2 22.3 -54% Operating margin 8.4% 17.9% SSG Orders 45.0 59.1 -24% Sales 54.5 62.1 -12% Operating income 9.0 9.1 -1% Operating margin 16.5% 14.7% Corporate expenses 5.4 7.1 -24% Consolidated Orders 165.3 179.3 -8% Sales 176.1 186.4 -6% Operating income 13.8 24.3 -43% Operating margin 7.8% 13.0%

Income from Continuing Operations 6 $ millions, except % and per share Q4 2016 Q4 2015 $ Change % Change Net sales 176.1 186.4 (10.3) -6% Gross profit 45.4 55.3 (9.9) -18% SEG&A expenses 31.3 31.0 0.3 1% Acquisition and integration related expenses 0.2 - 0.2 NM Restructuring 0.1 - 0.1 NM Operating income 13.8 24.3 (10.5) -43% Interest expense 0.5 0.6 (0.1) -17% Other (income) expense, net - (0.6) 0.6 NM Income tax expense 1.2 6.9 (5.7) -83% Income from continuing operations 12.1 17.4 (5.3) -30% Diluted earnings per share from continuing operations $0.20 $0.27 ($0.07) -26% Diluted adjusted earnings per share from continuing operations $0.16 $0.25 ($0.09) -36% Gross Margin 25.8% 29.7% Effective tax rate 9.0% 28.4%

Adjusted Earnings per Share

($ in millions)	Three Months Ended December		Twelve Months Ended December	
	2016	2015	2016	2015
Income from continuing operations	$ 12.1	$ 17.4	$ 39.4	$ 65.8
Add:				
Income tax expense	1.2	6.9	17.4	34.1
Income before income taxes	13.3	24.3	56.8	99.9
Add:				
Restructuring	0.1	-	1.7	0.4
Acquisition and integration related expenses	0.2	-	1.4	-
Purchase accounting effects (1)	0.9	-	3.9	-
Debt settlement charges	-	-	0.3	-
Adjusted income before income taxes	14.5	24.3	64.1	100.3
Adjusted income tax expense (2) (3)	(4.8)	(8.3)	(22.1)	(35.6)
Adjusted net income from continuing operations	**$ 9.7**	**$ 16.0**	**$ 42.0**	**$ 64.7**
Diluted EPS from continuing operations	$ 0.20	$ 0.27	$ 0.64	$ 1.04
Adjusted diluted EPS from continuing operations	**$ 0.16**	**$ 0.25**	**$ 0.69**	**$ 1.02**

(1) Purchase accounting effects relate to adjustments to exclude the step-up in the valuation of acquired JJE equipment that was sold subsequent to the acquisition in the three and twelve months ended December 31, 2016, as well as to exclude the depreciation of the step-up in the valuation of the rental fleet acquired.

(2) Adjusted income tax expense for the three and twelve months ended December 31, 2016 excludes a $2.2 million net benefit resulting from changes in deferred tax valuation allowances in Canada and the U.K. Adjusted income tax expense for the three and twelve months ended December 31, 2016 also excludes the tax effects of restructuring activity, acquisition and integration-related expenses, purchase accounting effects and debt settlement charges, where applicable.

(3) Adjusted income tax expense for the three and twelve months ended December 31, 2015 excludes a $1.4 million net benefit from special tax items, comprising of a $4.2 million net tax benefit associated with tax planning strategies, offset by a $2.4 million adjustment of deferred tax assets and $0.4 million of expense associated with a change in the enacted tax rate in the U.K. Adjusted income tax expense for the twelve months ended December 31, 2015 also excludes the tax effects of restructuring activity.

FEDERAL SIGNAL

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• Generated $9.6 M of cash from continuing operations, compared to $30.7 M • Full-year cash from continuing operations of $26.7 M, compared to $91.1 M in 2015  Primary factors impacting comparability of year-over-year operating cash flow, include: • Lower operating income • $23.5 M increase in primary working capital, excluding acquisition effects • $11.4 M non-cash settlement of JJE receivables, in connection with acquisition • $6.9 M outflow from rental equipment transactions, post JJE-acquisition • $3.7 M increase in income tax payments • $64.0 M of debt outstanding at the end of Q4; $50.7 M of cash  Net debt of $13.3 M **  Low leverage ratio at 0.8 times • ~$244 M of availability under revolver at the end of Q4 • Paid $4.1 M for dividends; recently declared $0.07 per share dividend for Q1 2017  Dividends paid in 2016 totaled $16.9 M, compared to $15.6 M in 2015 • Funded share repurchases of $4.0 M in Q4 2016  Full-year repurchases of $37.8 M, compared to $10.6 M in 2015  Repurchased 3.0 M shares in 2016 at an average price of $12.75 • Remaining share repurchase authorization of $31 M (~ 4% of market capitalization) 8 Financial Strength and Flexibility * * Dollar amounts as of, or for the quarter ending 12/31/2016 ** Net debt is a non-GAAP measure and is computed as total debt of $64.0 M, less total cash and cash equivalents of $50.7 M

CEO Remarks on Key Accomplishments in 2016 9 • Delivered earnings toward the higher end of our recent expectations • Despite challenging market conditions that persisted throughout 2016 • Completed sale of Bronto for attractive price • Debt refinancing increases available liquidity • Successfully completed acquisition of JJE • Also completed acquisition of Westech • New product development successes • Doubled cash returns to shareholders • Dividends and share repurchases aggregated $54.7 M in 2016 vs. $26.2 M in 2015

Positioned for Long-Term Growth  Two platforms poised for profitable growth  Attractive municipal and industrial end markets  Revitalized new product development  Active M&A pipeline  Strong balance sheet and cash flow Ongoing focus on continuous improvement utilizing “80/20” principles 2010 - 2015 2016 2017 and beyond • Introduced 80/20 and continuous improvement focus • Started portfolio realignment with the divestiture of FSTech Group • Executed successful turnaround • Planned CEO transition • Completed portfolio realignment with the divestiture of Fire Rescue Group • Strategic debt refinancing • Completed two strategic acquisitions – JJE and Westech • Poised for sustained long-term growth • Delivering on strategic initiatives • Active M&A focus • Targeting 12% long-term consolidated operating margin 10

Key Drivers • Full-year impact of completed acquisitions • Modest recovery in our end markets • GDP growth • Strategic initiatives that drive growth above GDP growth rates • Additional acquisitions, including completion of our existing $250 M revenue goal by 2018 Our 2020 Revenue Goal 11 $1.0 B+ $708 M 2016-2020 CAGR ≥ 9% 2016 2020 Goal

2017 Outlook

Adjusted EPS ranging from $0.70 to $0.78

Key Assumptions

- Adjustments to include items related to acquisitions
- Depreciation to increase by ~$8 M to $10 M
  - *Reflects full year of JJE and depreciation of rental fleet*
- Nominal increases in capital expenditures vs. 2016 (excluding investment in rental fleet)
- Income tax rate of ~34%
- Additional SEG&A expenses, including R&D, in support of long-term strategic initiatives. Net reduction of ~$0.02 to $0.03 reflected in 2017 Adjusted EPS outlook
- Interest expense reflects no significant change in current debt levels
- Soft Q1 EPS expected at ~14-16% of annual EPS

Tailwinds

+ Stable municipal demand
+ Improving recent order patterns and sales funnels, with benefits beginning in Q2
+ Full year of Paradigm sales into utility and construction end-markets
+ Full year impact from 2016 acquisitions

Headwinds

– Uncertain oil & gas markets, which impacts our hydro-excavation products and signaling business
– Continued strength of US dollar benefiting foreign competitors and reducing value of overseas earnings
– Entered 2017 with reduced backlog carrying lower gross margin

FEDERAL SIGNAL

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Federal Signal Q4 2016 Earnings Call 13 Q&A February 28, 2017 Jennifer Sherman, President & Chief Executive Officer Brian Cooper, SVP, Chief Financial Officer

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1415 West 22nd Street, Suite 1100 Oak Brook, IL 60523 INVESTOR RELATIONS CONTACTS 630-954-2000 Brian Cooper SVP, Chief Financial Officer BCooper@federalsignal.com Svetlana Vinokur VP, Treasurer and Corporate Development SVinokur@federalsignal.com 14